EXHIBIT 11.a
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                   SUNBEAM CORPORATION AND SUBSIDIARIES

                     CALCULATIONS OF PRIMARY EARNINGS
                         PER SHARE OF COMMON STOCK
                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                  THREE MONTHS ENDED            NINE MONTHS ENDED
                                                               OCTOBER 1,  SEPTEMBER 29,   OCTOBER 1,    SEPTEMBER 29,
                                                              --------------------------   ---------------------------
                                                                   1995         1996            1995        1996
                                                                      (Unaudited)                  (Unaudited)

Net earnings (loss) applicable to common
 shareholders .............................................   $    9,007      $(18,088)     $50,450       $ 6,478
                                                              ==========       ========      =======       =======

Weighted average number of common
 shares outstanding .......................................       81,374         83,578      81,517        82,543

Add:
 Common shares issuable for exercise of
 warrants and options, net of shares
 assumed to have been acquired with
 proceeds therefrom .......................................          904         --           1,440           685
                                                              ----------      --------       -------      -------

Number of shares applicable to primary
 earnings (loss) per share calculation ....................       82,278        83,578       82,957        83,228
                                                              ==========       ========     =======       =======

Primary earnings (loss) per share of
 common stock .............................................   $      .11      $   (.22)    $   .61      $   .08

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